Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.SM	Dan Rollins
Prosperity Bank Plaza	Senior Vice President
4295 San Felipe	713.693.9300
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC. SM

SECOND QUARTER EARNINGS UP 28.7%

•	Earnings Per Share up 14.7% to $0.39 (Diluted)
•	Recognized by Keefe Bruyette & Woods, Inc. for 10 Years of Earnings Growth
•	Non-Interest Income up 36.2%
•	Achieved 2Q04 Annualized Loan Growth of 10.8%
•	Continued Expansion across Texas

HOUSTON, July 14, 2004. Prosperity Bancshares, Inc. SM (NASDAQ: PRSP), the parent company of Prosperity Bank® today reported record earnings for the quarter and six months ended June 30, 2004. Net income for the quarter was $8.362 million or $0.39 per diluted common share, an increase in net income of $1.865 million or 28.7 percent, compared with $6.497 million or $0.34 per diluted common share for the same period in the prior year. Net income for the six months ended June 30, 2004 was $16.425 million or $0.77 per diluted common share, an increase in net income of $3.539 million, or 27.5 percent from the same period of 2003.

“Once again, our team of professional bankers has delivered outstanding results for our shareholders.

We continue to believe that performance counts,” said David Zalman, Prosperity’s Chief Executive Officer and President. “Our customers grade our performance each day as we strive to build relationships based upon our core principles. We believe that banking customers today are looking for bankers that know them by name and are accessible. We believe that customers are tired of dealing with call centers and welcome our style of people to people banking.”

Mr. Zalman continued: “The recognition we continue to receive for our performance underscores the exceptional job our team is doing. Our inclusion in the Keefe Bruyette & Woods, Inc. 2004 Honor Roll is very gratifying for our team of Real Bankers SM.”

“In our ongoing effort to grow our loan portfolio, I am pleased to report that our loans grew during the past three months at an annualized rate of over ten percent,” added H. E. “Tim” Timanus, Jr., President and Chief Operating Officer of Prosperity Bank®. “Our growing team of lenders are winning business on a daily basis with our growing product menu.”

Prosperity completed the acquisition of MainBancorp, Inc. on November 1, 2003 and First State Bank of North Texas on December 9, 2003. The results of operations for these acquisitions have been included in the consolidated financial statements since their respective purchase dates.

Results of operations for the three months ended June 30, 2004 compared to the same period in 2003

For the three months ended June 30, 2004, net income was $8.362 million compared to $6.497 million for the same period in 2003, an increase of $1.865 million or 28.7 percent. Net income per diluted common share was $0.39 for the three months ended June 30, 2004 compared with $0.34 for the same period in 2003. Return on average assets, average common shareholders’ equity and average tangible shareholders’ equity for the three months ended June 30, 2004 was 1.37 percent, 14.63 percent and 32.21 percent, respectively.

Net interest income for the quarter ended June 30, 2004 increased 24.4 percent, to $19.351 million from $15.561 million during the same period in 2003. The increase was attributable primarily to a 25.7 percent increase in average earning assets which was partially offset by a 9 basis point decrease in the net interest margin on a tax equivalent basis.

Non-interest income increased 36.2 percent to $5.455 million for the three months ended June 30, 2004 compared with the same period in 2003. Non-interest expenses increased $2.142 million or 21.6 percent for the second quarter of 2004 compared with the second quarter of 2003. The increase in non-interest expenses was primarily attributable to the increased operating costs associated with the five additional banking centers acquired since June 30, 2003.

Loans at June 30, 2004 were $790.9 million, an increase of $91.4 million, or 13.1 percent, compared with $699.5 million at June 30, 2003. Annualized loan growth for the second quarter of 2004 was 10.8 percent.

Average loans for the three months ended June 30, 2004 increased 13.6 percent or $92.5 million to $772.5 million compared to $680.0 million for the same period last year. The provision for credit losses was $120,000 for the three months ended June 30, 2004.

Non-performing assets totaled $1.609 million or 0.07 percent of average earning assets at June 30, 2004, compared with $2.564 million or 0.05 percent of average earning assets at December 31, 2003 and $2.242 million or 0.13 percent of average earning assets at June 30, 2003. At June 30, 2004, the allowance for credit losses was 1.31 percent of total loans, compared to 1.32 percent at June 30, 2003.

At June 30, 2004, Prosperity had $2.434 billion in total assets, $790.9 million in loans, $2.080 billion in deposits, and approximately 150,000 deposit and loan accounts. Assets, loans and deposits at June 30, 2004 grew by 22.7 percent, 13.1 percent and 19.1 percent, respectively, compared with their levels at June 30, 2003.

Results of Operations for the Six Months ended June 30, 2004 compared to the same period in 2003

Net income for the six months ended June 30, 2004 was $16.425 million or $0.77 per diluted common share, compared to $12.886 million or $0.67 per diluted common share, for the same period in 2003, an increase of 27.5 percent and 14.9 percent, respectively.

Prosperity’s return on average assets, average common shareholders’ equity and average tangible shareholders’ equity for the six months ended June 30, 2004 was 1.35 percent, 14.53 percent and 32.73 percent, respectively. Prosperity’s efficiency ratio was 47.53 percent for the six months ended June 30, 2004.

Net interest income for the six months ended June 30, 2004 increased 24.4 percent to $38.698 million compared with $31.106 million during the same time period in 2003. The increase was attributable primarily to a 28.2 percent increase in average earning assets and was partially offset by a decrease in the net interest margin, on a tax equivalent basis, from 3.74 percent to 3.59 percent. Non-interest income increased 36.8 percent to $10.727 million for the six months ended June 30, 2004 compared with the same period in 2003. Non-interest expenses increased $4.668 million or 23.5 percent compared with the same period in 2003.

Outlook

“For the full year of 2004, we are comfortable with the current consensus analysts’ estimates for earnings per share,” remarked David Hollaway, Prosperity’s Chief Financial Officer.

“We remain confident that our strategic direction and commitment to relationship banking with true customer service will continue to create long-term value for our shareholders,” added Ned S. Holmes, Prosperity’s Chairman of the Board of Directors.

Conference Call

Prosperity’s management team will host a conference call on Wednesday, July 14, 2004 at 10:30 a.m. Eastern Daylight Time (9:30 a.m. Central Daylight Time) to discuss the earnings results, the proposed acquisitions of Liberty Bank and Village Bank and Trust, business trends and their outlook for the rest of 2004. Individuals and investment professionals may participate in the call by dialing 1-800-362-0571.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybanktx.com. The webcast may be accessed directly from Prosperity’s Investor Relations page by clicking on the “2nd Quarter results and webcast link.”

Acquisition of Liberty Bank

On April 26, 2004, Prosperity Bancshares, Inc.SM announced the signing of a definitive agreement to acquire Liberty Bank. Under terms of the agreement, Prosperity will issue approximately 1,300,000 shares of its common stock plus $10.5 million in cash, subject to adjustment, for all outstanding shares of Liberty Bank.

Liberty Bank is privately held and operates a total of six (6) banking offices in the Austin area. As of June 30, 2004, Liberty Bank had total assets of $178.7 million, loans of $120.3 million, deposits of $158.9 million and shareholders’ equity of $16.5 million.

The transaction is expected to close within the next 60 days. All necessary regulatory approvals have been received. Operational integration is anticipated to begin during the third quarter of 2004.

Acquisition of Village Bank and Trust

On May 12, 2004, Prosperity Bancshares, Inc.SM announced the signing of a definitive agreement to acquire Village Bank and Trust. Under terms of the agreement, Prosperity will pay approximately $20.2 million in cash, subject to adjustment, for all outstanding shares of Village Bank & Trust.

Village Bank and Trust is privately held and operates one (1) banking office in the Lakeway area of Austin. As of June 30, 2004, Village Bank and Trust had total assets of $110.9 million, loans of $79.7 million, deposits of $97.3 million and shareholders’ equity of $10.4 million.

The transaction is expected to close within the next 60 days and is subject to customary regulatory approvals. Operational integration is anticipated to begin during the fourth quarter of 2004.

Upon consummation of the Village Bank and Trust and Liberty Bank transactions, Prosperity will have a total of fifty-eight (58) banking centers, twenty-nine (29) in the Houston CMSA, eleven (11) in the Dallas area, seven (7) in the Austin area, and eleven (11) in eight contiguous counties south and southwest of Houston.

Corporate Profile

Prosperity Bancshares, Inc.SM, a $2.4 billion Houston, Texas based regional financial holding company, formed in 1983, was recently named to the Keefe Bruyette & Woods, Inc. annual Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other past honors include recognition in Fortune magazine’s annual ranking of “America’s 100 Fastest-Growing Companies” as published in the June 2004 issue.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates fifty-one (51) full service banking locations, twenty-nine (29) in the Houston CMSA, eleven (11) in the Dallas area and eleven (11) in eight contiguous counties south and southwest of Houston.

Prosperity Bank® operates the following full service banking centers: Angleton, Bay City, Beeville, Blooming Grove, Clear Lake, Cleveland, Corsicana, Cuero, Dallas-Abrams Centre, Dallas-Camp Wisdom, Dallas-Cedar Hill, Dallas-Kiest, Dallas-Red Oak, Dallas-Preston Road, Dallas-Turtle Creek, Dallas-Westmoreland, Dayton, East Bernard, Edna, El Campo, Ennis, Galveston, Goliad, Hitchcock, Houston-Aldine, Houston-Bellaire, Houston-CityWest, Houston-Copperfield, Houston-Cypress, Houston-Downtown, Houston-Fairfield, Houston-Gladebrook, Houston-Highway 6, Houston-Medical Center, Houston-Memorial, Houston-Post Oak, Houston-River Oaks, Houston-Tanglewood, Houston-Waugh Drive, Houston-Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.

- - -

In connection with the proposed merger of Liberty Bancshares, Inc. into Prosperity Bancshares, Inc., Prosperity Bancshares has previously filed with the Securities and Exchange Commission a registration statement on Form S-4 to register shares of Prosperity Bancshares common stock to be issued in one or more transactions involving the acquisition of businesses, assets, properties or securities. In connection with the proposed transaction between Prosperity Bancshares and Liberty Bancshares, the shares of common stock to be issued by Prosperity Bancshares to the shareholders of Liberty Bancshares have been registered under the registration statement on Form S-4 previously filed with the Securities and Exchange Commission.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT AND THE PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY BANCSHARES. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the prospectus may also be obtained by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, Attn: Investor Relations. Prosperity Bancshares’ telephone number is (713) 693-9300.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc. SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K.

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

Prosperity Bancshares, Inc. SM

Financial Highlights

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun 30, 2004	Jun 30, 2003	Jun 30, 2004	Jun 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Averages
Total loans	$772,496	$679,976	$771,751	$675,365
Investment securities	1,429,320	1,070,663	1,411,466	1,030,442
Fed funds sold and other earnings	21,503	18,229	23,023	15,075

Total earning assets	2,223,319	1,768,868	2,206,240	1,720,882
Allowance for credit losses	(10,551)	(9,338)	(10,432)	(9,454)
Cash and due from banks	52,148	48,600	56,513	48,697
Goodwill	116,054	72,349	116,392	70,194
Core Deposit Intangibles (CDI)	8,264	4,145	8,092	4,189
Other real estate	52	1,241	109	696
Fixed assets, net	33,365	28,463	33,737	27,927
Other assets	19,464	20,442	19,657	20,378

Total assets	$2,442,115	$1,934,770	$2,430,308	$1,883,509

Non-interest bearing deposits	$443,212	$336,700	$436,379	$321,534
Interest bearing deposits	1,657,423	1,347,237	1,659,837	1,319,569

Total deposits	2,100,635	1,683,937	2,096,216	1,641,103
Federal funds purchased & other interest bearing liabilities	43,385	42,759	39,448	36,942
Junior subordinated debentures (A)	59,804	34,030	59,804	34,030
Other liabilities	9,602	10,406	8,814	10,686
Shareholders’ equity (B)	228,689	163,638	226,026	160,748

Total liabilities and equity	$2,442,115	$1,934,770	$2,430,308	$1,883,509

(A)    Due to the adoption of SFAS 150 on January 1, 2004, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

(B)    Includes $526, $3,017, $1,169 and $2,801 in after tax unrealized (losses)/gains on available for sale securities for the three month periods ending June 30, 2004 and June 30, 2003 and the six month periods ending June 30, 2004 and June 30, 2003 respectively.

Prosperity Bancshares, Inc. SM

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun 30, 2004	Jun 30, 2003	Jun 30, 2004	Jun 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Data
Interest on loans	$12,149	$11,524	$24,462	$22,955
Interest on securities	14,114	10,639	28,119	21,381
Interest on federal funds sold and other earning assets	50	51	104	91

Total interest income	26,313	22,214	52,685	44,427
Interest expense—deposits	5,686	5,789	11,467	11,615
Interest expense—debentures (C)	971	578	1,967	1,165
Interest expense—other	305	286	553	541

Total interest expense	6,962	6,653	13,987	13,321
Net interest income (D)	19,351	15,561	38,698	31,106
Provision for credit losses	120	120	240	240

Net interest income after provision for credit losses	19,231	15,441	38,458	30,866
Service charges on deposit accounts	4,830	3,370	9,590	6,625
Other income	625	635	1,137	1,219

Total non-interest income	5,455	4,005	10,727	7,844
Salaries and benefits	6,608	5,277	13,312	10,685
Intangible asset amortization	382	190	765	383
Net occupancy and equipment	1,286	989	2,556	1,943
Depreciation	689	615	1,390	1,221
Data processing	490	660	933	1,275
Other expenses	2,612	2,194	5,570	4,351

Total non-interest expenses	12,067	9,925	24,526	19,858
Net earnings before taxes	12,619	9,521	24,659	18,852
Federal income taxes	4,257	3,024	8,234	5,966

Net earnings available to common shareholders	$8,362	$6,497	$16,425	$12,886

Basic earnings per share	$0.40	$0.34	$0.78	$0.68
Diluted earnings per share	$0.39	$0.34	$0.77	$0.67

(C)    Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150.

(D)    Net interest income on a tax equivalent basis would be $19,715 and $16,084 for the three months ended June 30, 2004 and June 30, 2003, respectively, and $39,598 and $32,194 for the six months ended June 30, 2004 and June 30, 2003, respectively.

Prosperity Bancshares, Inc. SM

Financial Highlights

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun 30, 2004	Jun 30, 2003	Jun 30, 2004	Jun 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Common Share and Other Data
Employees—FTE	590	520	590	520

Book value per share	$10.87	$8.78	$10.87	$8.78
Tangible book value per share	$5.07	$4.26	$5.07	$4.26

Period end shares outstanding	21,000	18,972	21,000	18,972
Weighted average shares outstanding (basic)	20,967	18,953	20,952	18,935
Weighted average shares outstanding (diluted)	21,244	19,218	21,237	19,219

Non-accrual loans	$1,385	$892	$1,385	$892
Accruing loans 90 days or more days past due	176	293	176	293
Restructured loans	0	0	0	0

Total non-performing loans	1,561	1,185	1,561	1,185
Repossessed assets	0	50	0	50
Other real estate	48	1,007	48	1,007

Total non-performing assets	$1,609	$2,242	$1,609	$2,242

Allowance for credit losses at end of period	$10,371	$9,228	$10,371	$9,228
Net charge-offs	$209	$754	$214	$1,159

Prosperity Bancshares, Inc. SM

Financial Highlights

	Three Months Ended		Six Months Ended
	Jun 30, 2004	Jun 30, 2003	Jun 30, 2004	Jun 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Performance Ratios
Return on average assets (annualized)	1.37%	1.34%	1.35%	1.37%
Return on average common equity (annualized)	14.63%	15.88%	14.53%	16.03%
Return on average tangible equity (annualized)	32.21%	30.89%	32.73%	30.84%
Net interest margin (E) (tax equivalent) (annualized)	3.55%	3.64%	3.59%	3.74%
Efficiency ratio (F)	48.66%	50.73%	47.53%	50.98%

Asset Quality Ratios
Non-performing assets to average earning assets	0.07%	0.13%	0.07%	0.13%
Non-performing assets to loans and other real estate	0.20%	0.32%	0.20%	0.32%
Net charge-offs to average loans	0.03%	0.11%	0.03%	0.17%
Allowance for credit losses to total loans	1.31%	1.32%	1.31%	1.32%

Common Stock Market Price
High	$24.60	$19.35	$25.15	$19.50
Low	$21.89	$16.61	$21.89	$16.53
Period end market price	$24.35	$19.21	$24.35	$19.21

(E)    Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to the adoption of SFAS 150, the Company reported net interest margins on a tax equivalent basis of 3.77% and 3.88% for the three months ended June 30, 2003 and the six months ended June 30, 2003, respectively. Had SFAS 150 not been adopted on January 1, 2004, the net interest margin on a tax equivalent basis would have been 3.73% for the three months ended June 30, 2004 and 3.77% for the six months ended June 30, 2004.

(F)    Calculated by dividing total non-interest expense (excluding securities losses and credit loss provisions) by net interest income plus non-interest income. Additionally, taxes are not part of this calculation.

Prosperity Bancshares, Inc. SM

Financial Highlights

(Dollars in thousands)

	Jun 30, 2004	Mar 31, 2004	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003
Balance Sheet Data (at period end)
Total loans	$790,920	$770,223	$770,053	$700,221	$699,525
Investment securities (G)	1,418,364	1,426,636	1,376,880	1,150,893	1,088,507
Federal funds sold and other earning assets	7,849	28,323	11,992	52,321	5,426

Total earning assets	2,217,133	2,225,182	2,158,925	1,903,435	1,793,458
Allowance for credit losses	(10,371)	(10,460)	(10,370)	(9,061)	(9,228)
Cash and due from banks	48,782	55,524	71,983	51,746	66,606
Goodwill	116,574	116,123	118,012	76,941	77,530
Core deposit intangibles (CDI)	8,080	8,461	6,743	4,315	4,479
Other real estate	48	80	246	765	1,007
Fixed assets, net	32,762	33,651	34,299	28,278	29,228
Other assets	21,336	20,992	20,649	23,530	21,227

Total assets	$2,434,344	$2,449,553	$2,400,487	$2,079,949	$1,984,307

Non-interest bearing deposits	$444,067	$443,137	$467,389	$374,877	$362,193
Interest bearing deposits	1,635,850	1,679,724	1,616,359	1,452,401	1,384,355

Total deposits	2,079,917	2,122,861	2,083,748	1,827,278	1,746,548
Federal funds purchased and other interest bearing liabilities	58,940	30,578	30,936	31,074	28,992
Junior subordinated debentures (H)	59,804	59,804	59,804	46,917	34,030
Other liabilities	7,457	10,383	6,411	5,701	8,147

Total liabilities	2,206,118	2,223,626	2,180,899	1,910,970	1,817,717
Shareholders’ equity (I)	228,226	225,927	219,588	168,979	166,590

Total liabilities and equity	$2,434,344	$2,449,553	$2,400,487	$2,079,949	$1,984,307

(G)    Includes ($4,483), $2,783, $3,115, $2,112 and $5,645 in unrealized (losses)/gains on available for sale securities for the quarterly periods ending June 30, 2004, March 31, 2004, December 31, 2003, September 30, 2003 and June 30, 2003 respectively.

(H)    Due to the adoption of SFAS 150 on January 1, 2004, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

(I)    Includes ($2,914), $1,809, $2,024, $1,373 and $3,670 in after tax unrealized (losses)/gains on available for sale securities for the quarterly periods ending June 30, 2004, March 31, 2004, December 31, 2003, September 30, 2003 and June 30, 2003 respectively.

Prosperity Bancshares, Inc. SM

Financial Highlights

	Three Months Ended
	Jun 30, 2004	Mar 31, 2004	Dec 31, 2003	Sep 30, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Comparative Quarterly Asset Quality, Performance & Capital Ratios
Return on average assets (annualized)	1.37%	1.33%	1.28%	1.29%
Return on average common equity (annualized)	14.63%	14.44%	15.01%	15.45%
Return on average tangible equity (annualized)	32.21%	33.28%	30.23%	30.85%
Net interest margin (J) (tax equivalent) (annualized)	3.55%	3.63%	3.68%	3.39%

Efficiency ratio	48.66%	50.60%	53.69%	50.25%
Non-performing assets to average earning assets	0.07%	0.03%	0.05%	0.08%
Non-performing assets to loans and other real estate	0.20%	0.08%	0.13%	0.20%
Net charge-offs to average loans	0.03%	0.00%	0.02%	0.04%
Allowance for credit losses to total loans	1.31%	1.36%	1.35%	1.29%

Tier 1 risk-based capital	17.40%	16.68%	16.69%	16.09%

Total risk-based capital	18.50%	17.78%	17.84%	17.20%

Tier 1 leverage capital	7.10%	6.87%	6.70%	6.85%

Equity to assets	9.38%	9.23%	9.15%	8.13%

(J) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to the adoption of SFAS 150, the Company reported net interest margins on a tax equivalent basis of 3.84% and 3.54% for the three months ended December 31, 2003 and September 30, 2003, respectively. Had SFAS 150 not been adopted on January 1, 2004, the net interest margin on a tax equivalent basis would have been 3.73% and 3.78% for the three months ended June 30, 2004 and March 31, 2004, respectively.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Jun 30, 2004
	Average Balance	Interest Income/ Interest Expense	Yield/ Rate
YIELD ANALYSIS
Interest Earning Assets:
Loans	$772,496	$12,149	6.29%
Investment securities	1,429,320	14,124	3.95%
Federal funds sold	21,503	40	0.74%

Total interest earning assets	2,223,319	$26,313	4.73%

Allowance for credit losses	(10,551)
Non-interest earning assets	229,347

Total assets	$2,442,115

Interest Bearing Liabilities:
Interest bearing demand deposits	$466,618	$1,189	1.02%
Savings and money market deposits	473,290	856	0.72%
Certificates and other time deposits	717,515	3,641	2.03%
Junior subordinated debentures	59,804	971	6.49%
Federal funds purchased and other borrowings	43,385	305	2.81%

Total Interest Bearing Liabilities	1,760,612	$6,962	1.58%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	443,212
Other liabilities	9,602

Total liabilities	2,213,426
Shareholders’ equity	228,689

Total Liabilities and Shareholders’ Equity	$2,442,115

Net Interest Income & Margin		$19,351	3.48%
Net Interest Income & Margin (tax equivalent) (K)		$19,746	3.55%

(K) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item. Had SFAS 150 not been adopted on January 1, 2004, the net interest margin on a tax equivalent basis would have been 3.73% for the three months ended June 30, 2004.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Jun 30, 2003
	Average Balance	Interest Income/ Interest Expense	Yield/ Rate
YIELD ANALYSIS
Interest earning assets:
Loans	$679,976	$11,524	6.78%
Investment securities	1,070,663	10,639	3.97%
Federal funds sold	18,229	51	1.12%

Total interest earning assets	1,768,868	$22,214	5.02%

Allowance for credit losses	(9,338)
Non-interest earning assets	175,240

Total assets	$1,934,770

Interest Bearing Liabilities:
Interest bearing demand deposits	$353,286	$1,075	1.22%
Savings and money market deposits	390,676	891	0.91%
Certificates and other time deposits	603,275	3,823	2.53%
Junior subordinated debentures	34,030	578	6.79%
Federal funds purchased and other borrowings	42,759	286	2.68%

Total Interest bearing Liabilities	1,424,026	$6,653	1.87%

Non-interest bearing Liabilities:
Non-interest bearing demand deposits	336,700
Other liabilities	10,406

Total liabilities	1,771,132
Shareholders’ equity	163,638

Total Liabilities and Shareholders’ Equity	$1,934,770

Net Interest Income & Margin		$15,561	3.52%
Net Interest Income & Margin (tax equivalent) (L)		$16,084	3.64%

(L) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to adoption of SFAS 150, the Company reported a net interest margin on a tax equivalent basis of 3.77% for the three months ended June 30, 2003. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Six Months Ended Jun 30, 2004
	Average Balance	Interest Income/ Interest Expense	Yield/ Rate
YIELD ANALYSIS
Interest earning assets:
Loans	$771,751	$24,462	6.34%
Investment securities	1,411,466	28,130	3.99%
Federal funds sold	23,023	93	0.81%

Total interest earning assets	2,206,240	$52,685	4.78%

Allowance for credit losses	(10,432)
Non-interest earning assets	234,500

Total assets	$2,430,308

Interest Bearing Liabilities:
Interest bearing demand deposits	$478,649	$2,444	1.02%
Savings and money market deposits	472,465	1,751	0.74%
Certificates and other time deposits	708,723	7,272	2.05%
Junior subordinated debentures	59,804	1,967	6.58%
Federal funds purchased and other borrowings	39,448	553	2.80%

Total Interest Bearing Liabilities	1,759,089	$13,987	1.59%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	436,379
Other liabilities	8,814

Total liabilities	2,204,282
Shareholders’ equity	226,026

Total Liabilities and Shareholders’ Equity	$2,430,308

Net Interest Income & Margin		$38,698	3.51%
Net Interest Income & Margin (tax equivalent) (M)		$39,598	3.59%

(M) Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item. Had SFAS 150 not been adopted on January 1, 2004, the net interest margin on a tax equivalent basis would have been 3.77% for the six months ended June 30, 2004.

Prosperity Bancshares, Inc. SM

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Six Months Ended Jun 30, 2003
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest earning assets:
Loans	$675,365	$22,955	6.80%
Investment securities	1,030,442	21,381	4.15%
Federal funds sold	15,075	91	1.21%

Total interest earning assets	1,720,882	$44,427	5.16%

Allowance for credit losses	(9,454)
Non-interest earning assets	172,081

Total assets	$1,883,509

Interest Bearing Liabilities:
Interest bearing demand deposits	$344,401	$2,076	1.21%
Savings and money market deposits	383,972	1,838	0.96%
Certificates and other time deposits	591,196	7,701	2.61%
Junior subordinated debentures	34,030	1,165	13.69%
Federal funds purchased and other borrowings	36,942	541	2.93%

Total Interest Bearing Liabilities	1,390,541	$13,321	1.92%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	321,534
Other liabilities	10,686

Total liabilities	1,722,761
Shareholders’ equity	160,748

Total Liabilities and Shareholders’ Equity	$1,883,509

Net Interest Income & Margin		$31,106	3.62%
Net Interest Income & Margin (tax equivalent) (N)		$32,194	3.74%

(N)    Due to the adoption of SFAS 150 on January 1, 2004, the Company now includes the dividend payments on junior subordinated debentures as part of interest expense rather than non-interest expense. Prior period data has been restated to reflect the adoption of SFAS 150. Prior to adoption of SFAS 150, the Company reported a net interest margin on a tax equivalent basis of 3.88% for the six months ended June 30, 2003. Also in compliance with SFAS 150, the junior subordinated debentures balance has been deconsolidated and reclassified to a liability from a mezzanine equity item.

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